                                                                   Exhibit 11

                             FOREST OIL CORPORATION
                  Calculation of Loss Per Share of Common Stock
                                   (Unaudited)

                                                 Three Months Ended            Nine Months Ended
                                            ----------------------------  ----------------------------
                                            September 30,  September 30,  September 30,  September 30,
                                            -------------  -------------  -------------  -------------
                                                1995          1994           1995           1994
                                               -------       -------        -------        -------
                                                     (In Thousands Except Per Share Amounts)
PRIMARY LOSS PER SHARE:
   Net loss                                    $(6,574)      (32,873)       (14,533)       (46,892)

   Less dividends payable on
      $.75 Convertible Preferred Stock            (540)         (541)        (1,620)        (1,621)
                                               -------       -------        -------        -------
Net loss attributable to common stock
   for primary loss per share calculation      $(7,114)      (33,414)       (16,153)       (48,513)
                                               =======       =======        =======        =======
   Weighted  average number of common
      shares outstanding                        42,312        28,135         33,057         28,072
                                               =======       =======        =======        =======
Primary loss per share of common stock         $  (.17)        (1.19)          (.49)         (1.73)
                                               =======       =======        =======        =======
FULLY DILUTED LOSS PER SHARE:
   Net loss attributable to common stock,
      as above                                 $(7,114)      (33,414)       (16,153)       (48,513)
   Add:
      Dividend requirements on:
       $.75 Convertible Preferred Stock            540           541          1,620          1,621
                                               -------       -------        -------        -------
Loss applicable to fully diluted calculation   $(6,574)      (32,873)       (14,533)       (46,892)
                                               =======       =======        =======        =======
Common shares applicable to fully diluted
  calculation:

   Weighted average number of common shares
        outstanding, as above                   42,312        28,135         33,057         28,072
   Add:
      Weighted average number of shares
       issuable upon assumed conversion
       of Convertible Preferred Stock           10,081        10,084         10,082         10,083
                                               -------       -------        -------        -------
Common shares applicable to fully
  diluted calculation                           52,393        38,219         43,139         38,155
                                               =======       =======        =======        =======
Fully diluted loss per share*                  $  (.13)         (.86)          (.34)         (1.23)
                                               =======       =======        =======        =======

*The fully diluted loss per share is not presented in the Company's financial statements because the effects of assumed exercises and conversions were anti-dilutive.